The Bond Fund of America 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

June 30, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$404,062
Class B	$9,992
Class C	$33,761
Class F1	$28,580
Class F2	$6,460
Total	$482,855
Class 529-A	$14,703
Class 529-B	$800
Class 529-C	$5,191
Class 529-E	$720
Class 529-F1	$948
Class R-1	$1,221
Class R-2	$10,052
Class R-3	$14,926
Class R-4	$12,142
Class R-5	$5,517
Class R-6	$4,314
Total	$70,534

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2046
Class B	$0.1560
Class C	$0.1536
Class F1	$0.2025
Class F2	$0.2194
Class 529-A	$0.1997
Class 529-B	$0.1495
Class 529-C	$0.1501
Class 529-E	$0.1825
Class 529-F1	$0.2139
Class R-1	$0.1547
Class R-2	$0.1536
Class R-3	$0.1831
Class R-4	$0.2031
Class R-5	$0.2219
Class R-6	$0.2251

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,896,343
Class B	57,086
Class C	206,612
Class F1	133,930
Class F2	26,927
Total	2,320,898
Class 529-A	74,816
Class 529-B	4,970
Class 529-C	34,814
Class 529-E	4,006
Class 529-F1	4,532
Class R-1	7,564
Class R-2	63,885
Class R-3	79,304
Class R-4	57,669
Class R-5	21,642
Class R-6	18,942
Total	372,144

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$12.32
Class B	$12.32
Class C	$12.32
Class F1	$12.32
Class F2	$12.32
Class 529-A	$12.32
Class 529-B	$12.32
Class 529-C	$12.32
Class 529-E	$12.32
Class 529-F1	$12.32
Class R-1	$12.32
Class R-2	$12.32
Class R-3	$12.32
Class R-4	$12.32
Class R-5	$12.32
Class R-6	$12.32